INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fortune Natural Resources Corporation:

We consent to incorporation by reference in this registration statement on Form S-8 of Fortune Natural Resources Corporation of our report dated March 28, 2000, relating to the balance sheets of Fortune Natural Resources Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-KSB/A of Fortune Natural Resources Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP
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Houston, Texas
April 7, 2000